CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our report dated December 30, 2014 on the financial statements and financial highlights of the TFS Market Neutral Fund, TFS Small Cap Fund and TFS Hedged Futures Fund, each a series of the TFS Capital Investment Trust, in Post-Effective Amendment Number 21 to the Registration Statement (Form N-1A, No. 333-113652), included in the Annual Report to Shareholders for the fiscal year ended October 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio
February 27, 2015